Exhibit 5.1

December 19, 2025

Humana Inc.
500 West Main Street
Louisville, KY 40202

Ladies and Gentlemen:

I am the Chief Legal Officer for Humana Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the registration, pursuant to Post-Effective Amendment No. 1 to a Registration Statement on Form S-8 (together with any amendments thereto, the “Form S-8”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering an aggregate of one-hundred twenty thousand (120,000) shares of the Company’s common stock, par value $0.16 2/3 per share (the “Shares”) to be issued to be issued in connection with the Humana Savings & Investment Plan (the “Plan”).

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. I also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and the Delaware Constitution, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. In addition, the opinions expressed herein are given as of the date hereof, and I undertake no obligation to update or supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

I hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Shares. In giving this consent, I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Joseph C. Ventura
By: Joseph C. Ventura
Title: Chief Legal Officer